> Exhibit 11- Computation of Earnings Per Share

BRIDGE BANCORP, INC. AND SUBSIDIARY

Unaudited Computation of Per Share Income

                                                Three months ended September 30, Nine months ended September 30,
                                                             2001           2000             2001          2000
================================================================= =============================================
Net Income                                             $1,795,000     $1,553,000       $4,928,000    $4,013,000

Common Equivalent Shares:

Weighted Average Common Shares Outstanding              4,201,901      4,237,597        4,208,231     4,241,904
Weighted Average Common Equivalent Shares                  22,403         22,113           25,309        22,055
                                                       ----------      ---------        ---------     ---------
Weighted Average Common and Common Equivalent Shares    4,224,304      4,259,710        4,233,540     4,263,959
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